                                                                 EXHIBIT 10.22

                              EMPLOYMENT AGREEMENT

     Employment Agreement dated and effective as of November 2, 2000 (this "Agreement"), between NANOPHASE TECHNOLOGIES CORPORATION, a Delaware corporation (with its successors and assigns, referred to as the "Company"), and Robert Haines (referred to as "Executive").

                              PRELIMINARY STATEMENT

     The Company desires to employ Executive, and Executive wishes to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement, all of which are related to Executive's employment with the Company. Executive and the Company therefore agree as follows:

                                    AGREEMENT

     1. EMPLOYMENT FOR TERM. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, beginning on January 22, 2001 and continuing until terminated pursuant to Section 6 below (the "Term").

     2. POSITION AND DUTIES. During the Term, Executive shall serve as the Vice President, Operations of the Company and shall report to the President or Chief Executive Officer of the Company. During the Term, Executive shall also hold such additional positions and titles as the Board of Directors of the Company (the "Board") may determine from time to time. During the Term, Executive shall devote substantially all of his business time and best efforts to Executive's duties as an employee and officer of the Company.

     3. COMPENSATION.

        (a) BASE SALARY. The Company shall pay Executive a base salary, beginning on the first day of the Term and ending on the last day of the Term, of not less than $160,000 per annum, payable on the Company's regular pay cycle for professional employees.

        (b) BONUS PAYMENT. Executive will be eligible for bonuses of up to forty percent (40%) of his base salary for services to be performed as an officer and employee of the Company in calendar year 2002 and subsequent years based on performance milestones agreed upon by Executive and the Chief Executive Officer of the Company and approved by the Board.

        (c) STOCK OPTIONS. Subject to the provisions of the Company's Amended and Restated 1992 Stock Option Plan ("Plan"), and as determined by the Board in its sole discretion, Executive shall be eligible for such annual stock option grants as the Chief Executive Officer and Board deems appropriate.

        (d) INITIAL STOCK OPTIONS. Upon joining the Company, executing this agreement and successfully passing the Company's mandatory drug screening, whichever occurs later, subject to the provisions of the Company's Amended and Restated 1992 Stock Option Plan

("Plan"), the Company will award Executive 30,000 stock options that vest over five years at an option price as to be determined at the lowest price traded on the market as of January 22, 2001.

        (e) RELOCATION REIMBURSEMENTS. The Company agrees to pay to or on behalf of Executive the following costs and expenses, as and when incurred by Executive or otherwise as specifically set forth below, subject to receipt by the Company of appropriate documentation or other evidence of expenses: (i) reasonable out-of-pocket expenses incurred by Executive in the physical move of his family and household from his current residence to the Chicago Metropolitan area (including transport of automobiles and packing expenses); (ii) out-of-pocket cost for reasonable living expenses, including housing, food, utilities and a rental automobile, for the period commencing on or about January 22, 2001 until July 22, 2001, or until Executive completes relocation, whichever is earlier; (iii) out-of-pocket economy class commuting costs ( including air travel and parking expenses) to and from his current residence and Chicago, Illinois, each weekend for the period defined in (ii) providing that Executive exercises reasonable diligence to book such flights with adequate advance to obtain the lowest possible reasonable fares; (iv) reimbursement for out-of-pocket economy-class travel expenses, rental automobile, and economy lodging for Executive and family for up to two (2) trips in connection with the relocation to obtain suitable housing; (v) realtor fees, attorney's fees, and closing costs actually paid by Executive and related to the sale by Executive of his current residence, in the aggregate amount not to exceed 7% of the gross sales price of such residence; (vi) attorney fees, loan origination not to exceed 1% of purchase price, application fees, and closing costs actually paid by Executive and related to purchase by Executive of a primary residence in the Chicago Metropolitan area (reimbursed expenses do not include prepaid taxes or escrow amounts), payable on or before July 22, 2001, unless a later date is agreed upon by Executive and the CEO; (vii) two months salary ($26,667) as a reimbursement for incidental expenses and costs incurred by Executive in the relocation of his family to the Chicago Metropolitan area payable within thirty
(30) day after the physical relocation of his family; and (viii) except for moving expenses reimbursed by the Company which do not constitute taxable income to the Executive for Federal income tax purposes and the amount specified in subsection 3(e)(vii), reimbursements will be grossed-up to cover Federal and state taxes to make the moving costs tax neutral to the Executive for the tax year 2001.

        (f) OTHER AND ADDITIONAL COMPENSATION. Sections 3(a), 3(b) and
3(c) establish minimum salary, bonus and option grant levels for Executive during the Term, and shall not preclude the Board from awarding Executive a higher salary or more stock options at any time, nor shall they preclude the Board from awarding Executive additional bonuses or other compensation in the discretion of the Board.

     4. EMPLOYEE BENEFITS. During the Term, Executive shall be entitled to the employee benefits made available by the Company generally to all other employees of the Company, and shall be entitled to four (4) weeks of vacation annually, subject to adjustment based on subsequent changes in the Company's vacation policy in effect from time to time applicable to the Company's officers generally.

     5. EXPENSES. The Company shall reimburse Executive for actual out-of-pocket expenses reasonably incurred by him in the performance of his services as an officer and employee of the Company in accordance with the Company's policy for such reimbursements applicable to employees generally, and upon receipt by the Company of appropriate documentation and receipts for such expenses.

     6. TERMINATION.

        (a) GENERAL. The Term shall end (i) immediately upon Executive's death, or (ii) upon Executive becoming disabled (within the meaning of the Americans With Disabilities Act of 1991, as amended) and unable to perform fully all essential functions of his job, with or without reasonable accommodation, for a period of 150 calendar days. Either Executive or the Company may end the Term at any time for any reason or no reason, with or without Cause, in the absolute discretion of Executive or the Board (but subject to each party's obligations under this Agreement), provided that Executive will provide the Company with at least thirty (30) days' prior written notice of Executive's resignation from Executive's positions as an officer and employee with the Company. Upon receipt of such written notice, the Company, in its sole discretion, may accelerate the effective date of the resignation to such date as the Company deems appropriate, provided that Executive shall receive the compensation required under Section 3 of this Agreement for a full thirty (30) day period.

        (b) NOTICE OF TERMINATION. If the Company ends the Term, it shall give Executive at least thirty (30) days prior written notice of the termination, including a statement of whether the termination was for "Cause" (as defined in Section 7(a) below). Upon delivery of such written notice, the Company, in its sole discretion, may accelerate the effective date of such termination to such date as the Company deems appropriate, provided that Executive shall receive the compensation required under Section 3 of this Agreement for a full thirty (30) day period. The Company's failure to give notice under this Section 6(b) shall not, however, affect the validity of the Company's termination of the Tern or Executive's employment, nor shall the lack of such notice entitle Executive to any rights or claims against the Company other than those arising from Executive's right to receive the compensation required under Section 3 of this Agreement for a full thirty (30) day period.

     7. SEVERANCE BENEFITS.

        (a) "CAUSE" DEFINED. "Cause" means (i) willful and gross malfeasance or misconduct by Executive in connection with Executive's employment; (ii) Executive's gross negligence in performing any of Executive's duties undue this Agreement; (iii) Executive's conviction of, or entry of a plea of guilty or nolo contendere with respect to, any felony or misdemeanor reflecting upon Executive's honesty; (iv) Executive's gross and willful breach of any written policy applicable to all employees adopted by the Company concerning conflicts of interest, political contributions, standards of business conduct or fair employment practices, procedures with respect to compliance with securities laws or any similar matters, or adopted pursuant to the requirements of any government contract or regulation; or (v) breach by Executive of any of the material terms or conditions of this Agreement.

        (b) TERMINATION WITHOUT CAUSE. If the Company ends the Term other than for Cause, or if the Term ends due to Executive's death or disability under
Section 6(a) of this Agreement, subject to Executive's complying with his obligations under this Agreement, (i) the Company shall pay Executive an amount equal in annual amount to Executive's base salary in effect at the time of termination during the period (the "Severance Period") of fifty-two (52) full weeks after the effective date of termination, payable in proportionate amounts on the Company's regular pay cycle for professional employees and (if the last day of the Severance Period is not the last day of a pay period) on the last day of the Severance Period, and (ii) any stock options granted to Executive prior to termination shall become fully vested, and shall become exercisable (by Executive, or upon his death or disability, by his heirs, beneficiaries and personal representatives) in accordance with the applicable option grant agreement and the Plan.

        (c) TERMINATION FOR ANY OTHER REASON. If the Company ends the Term for Cause, or if Executive resigns as an employee or officer of the Company, then the Company shall have no obligation to pay Executive any amount, whether for salary, benefits, bonuses, or other compensation or expense reimbursements of any kind, accruing after the end of the Term, and such rights shall, except as otherwise required by law (or, with respect to the Options, as set forth in the Plan or the applicable option grant agreements), be forfeited immediately upon the end of the Term.

     8. ADDITIONAL COVENANTS.

        (a) CONFIDENTIALITY. Executive agrees to execute the Company's standard form of Confidential Information and Proprietary Rights Agreement promptly upon execution of this Agreement.

        (b) "NON-COMPETITION PERIOD" DEFINED. "Non-Competition Period" means the period beginning at the end of the Term and ending two years thereafter.

        (c) COVENANTS OF NON-COMPETITION AND NON-SOLICITATION. Executive acknowledges that his services pursuant to this Agreement are unique and extraordinary, that the Company relies upon Executive for the development and growth of its business and related functions, and that he will develop personal relationships with significant customers and suppliers of the Company and have control of confidential information concerning, and lists of customers of, the Company. Executive further acknowledges that the business of the Company is international in scope and cannot be confined to any particular geographic area. For the foregoing reasons, and in consideration of the befits available to Executive under Sections 3, 6(a) and 7(b) of this Agreement, Executive covenants and agrees that during both the Term of this Agreement and the subsequent Non-Competition Period, Executive shall not, in any manner, directly or indirectly, engage in, be financially interested in, represent, render any advice or services to, or be employed by, or otherwise affiliated with, any other business (conducted for profit or not for profit) which is principally or materially engaged in or is competitive with the Company's business of developing, producing, coating, refining, forming, marketing, supplying or selling nanocrystalline and ultrafine powders. For the reasons acknowledged by Executive at the beginning of this Section 8(c), Executive additionally covenants and agrees that during the Non-Competition Period, Executive shall not, directly or indirectly, whether on his own behalf or on behalf of any other person or entity, in any manner (A) contact, accept or solicit the business of any person or entity that was a customer, supplier or contractor of or to the Company for the purpose of obtaining business of the type performed by the Company, or (B) contact, accept or solicit or attempt to solicit for employment or engagement any persons who were officers or employees of the Company upon the date of termination of his employment or at any time during a 180 day period preceding the date of termination, or aid any person or entity in any attempt to hire or engage any such officers or employees of the Company. The foregoing restrictions shall not preclude Executive from the ownership of not more than three percent (3%) of the voting securities of any corporation whose voting securities are registered under Section 12(g) of the Securities Exchange Act of 1934, even if its business competes with that of the Company.

        (d) REMEDIES.

            (i) INJUNCTION. In view of Executive's access to the Company's confidential information, and in consideration of the value of such property to the Company, Executive acknowledges that the covenants contained in this Section 8 are necessary to protect the Company's interests in its proprietary information and trade secrets and to protect and maintain customer and supplier relationships, both actual and potential, which Executive would not have had access to or involvement in but for his employment with the Company. Executive confirms that enforcement of the covenants in Section 8 will not prevent him from earning a livelihood. Executive further agrees that in the event of his actual or threatened breach of any covenant in this Section 8, the Company would be irreparably harmed and the full extent of resulting injury would be impossible to calculate, and the Company therefore will not have an adequate remedy at law. Accordingly, Executive agrees that temporary and permanent injunctive relief are appropriate remedies for any such breach, without bond or security; provided that nothing herein shall be construed as limiting any other legal or equitable remedies available to the Company.

            (ii) ENFORCEMENT. Executive shall pay all costs and expenses (including, without limitation, court costs, investigation costs, expert witness and attorneys' fees) incurred by the Company in connection with the Company's successfully enforcing its rights under this Agreement. The Company shall be entitled to disclose the contents of this Agreement or to deliver a copy of it to any person or entity whom the Company believes Executive has solicited in violation of this Agreement.

            (iii) ARBITRATION. No dispute arising from Executive's actual or threatened breach of any covenant in this Section 8 shall be subject to arbitration. However, any other dispute or claim arising from any other provision of this Agreement, or relating to Executive's employment or service as an officer (whether based on statute, regulation, contract, tort or otherwise), shall be submitted to arbitration before a single arbitrator pursuant to the Employment Arbitration Rules of the American Arbitration Association. Any such arbitration shall be conducted in Chicago, Illinois. An arbitration award rendered under this Section 8(d)(iii) shall be final and binding on the parties and may be submitted to any court of competent jurisdiction for entry of a judgment thereon in accord with the Illinois Arbitration Act or the Federal Arbitration Act.

     9. SUCCESSORS AND ASSIGNS.

        (a) EXECUTIVE. This Agreement is a personal contract, and the rights and interests that this Agreement accords to Executive may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by Executive. Except to the extent contemplated in Sections 7(b) and 7(c) above, Executive shall not have any power of anticipation, alienation or assignment of the payments contemplated by this Agreement, all rights and benefits of Executive shall be for the sole personal benefit of Executive, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Executive. Except as so provided, this Agreement shall inure to the benefit of and be binding upon Executive and Executive's personal representatives, distributees and legatees.

         (b) THE COMPANY. This Agreement shall be binding upon the Company and inure to the benefit of the Company and its successors and assigns, including but not limited to any person or entity that may acquire all or substantially all of the Company's assets or business or with which the Company may be consolidated or merged. This Agreement shall continue in full force and effect in the event the Company sells all or substantially all of its assets, merges or consolidates, otherwise combines or affiliates with another business, dissolves and liquidates, or otherwise sells or disposes of substantially all of its assets. The Company's obligations under this Agreement shall cease, however, if the successor to the Company, the purchaser or acquiror either of the Company or of all or substantially all of its assets, or the entity with which the Company has affiliated, shall assume in writing the Company's obligations under this Agreement (and deliver an executed copy of such assumption to Executive), in which case such successor or purchaser, but not the Company, shall thereafter be the only party obligated to perform the obligations that remain to be performed on the part of the Company under this Agreement.

     10. ENTIRE AGREEMENT. This Agreement and the other agreements referenced herein represent the entire agreement between the parties concerning Executive's employment with the Company and supersedes all prior negotiations, discussions, understandings and agreements, whether written or oral, between Executive and the Company relating to the subject matter of this Agreement. The parties specifically agree that upon the Company's execution of this Agreement, the Company shall have no further obligations of any kind to Executive under any prior employment agreement between the parties, including that certain employment agreement dated March 15, 1999.

     11. AMENDMENT OR MODIFICATION, WAIVER. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Executive and by a duly authorized officer of the Company other than Executive. No waiver by any party to this Agreement of any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

     12. NOTICES. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by. first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid), or by facsimile to the recipient at the address below indicated:

     To the Company:   Nanophase Technologies Corporation
                       1319 Marquette Drive
                       Romeoville, IL  60446
                       Attn:  Chief Executive Offices
                       Facsimile:  (630) 323-1221

     To Executive:     Robert Haines
                       4712 Myers Lane
                       Harrisburg, NC  28075

or such other address or facsimile number, or to the attention of such other person as the recipient shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so personally delivered, or one day after deposit, if sent by courier, when confirmed received if sent by facsimile, or if mailed, five days after deposit in the U.S. first-class mail, postage prepaid.

     13. SEVERABILITY. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable to any extent, the remainder of this Agreement shall not be affected, but shall remain in full force and effect. If any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely of no effect; instead, it is the intention of both the Company and Executive that any court of competent jurisdiction shall interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions as shall be enforceable under the applicable law.

     14. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

     15. HEADINGS. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

     16. WITHHOLDING TAXES. All salary, benefits, reimbursements and any other payments to Executive under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of any federal, state or local authority.

     17. APPLICABLE LAW; Jurisdiction. The laws of the State of Illinois shall govern the interpretation of the terms of this Agreement, without reference to rules relating to conflicts of law.

     18. LIMITATION ON CLAIMS. EXECUTIVE AGREES THAT HE WILL NOT COMMENCE ANY ACTION, CLAIM OR SUIT RELATING TO MATTERS ARISING FROM HIS EMPLOYMENT WITH THE COMPANY (IRRESPECTIVE OF WHETHER SUCH ACTION, CLAIM OR SUIT ARISES FROM THE TERMS OF THIS AGREEMENT) LATER THAN SIX MONTHS AFTER THE FIRST TO OCCUR OF (a) THE DATE SUCH CLAIM INITIALLY ARISES OR (b) THE DATE OF TERMINATION OF EMPLOYMENT FOR ANY REASON WHATSOEVER. EXECUTIVE EXPRESSLY WAIVES ANY APPLICABLE STATUTE OF LIMITATION TO THE CONTRARY.

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

                                  NANOPHASE TECHNOLOGIES CORPORATION



                                  By: /s/  Joseph Cross
                                      -----------------------------------------
                                      Joseph Cross
                                      Chief Executive Officer



                                      /s/ Robert Haines
                                      -----------------------------------------
                                      Robert Haines